UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2018

COCA-COLA BOTTLING CO. CONSOLIDATED

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

(704) 557-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 8, 2018, Coca-Cola Bottling Co. Consolidated (the “Company”) entered into a second amended and restated credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, providing for a five-year unsecured revolving credit facility with an aggregate maximum borrowing capacity of $500 million (the “Revolving Credit Facility”), maturing on June 8, 2023. Subject to obtaining commitments from the lenders and satisfying other conditions specified in the Credit Agreement, the Company has the option under the Credit Agreement to increase the aggregate availability under the Revolving Credit Facility to $750 million.

The Credit Agreement amends and restates the Company’s existing amended and restated credit agreement, dated as of October 16, 2014, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.

Borrowings under the Credit Agreement bear interest at rates per annum determined by reference to, at the Company’s option, either a base rate (“Base Rate Borrowings”) or an adjusted LIBO rate (“Eurodollar Rate Borrowings”). Base Rate Borrowings bear interest at (i) the highest of (a) the prime rate quoted by The Wall Street Journal, (b) the greater of the federal funds effective rate and the overnight bank funding rate, each as announced by the Federal Reserve Bank of New York, plus one-half of one percent, and (c) the Adjusted LIBO Rate (as defined below) for a one-month interest period in US Dollars, plus one percent, plus (ii) a margin of between 0 and 30 basis points, depending on the then-applicable rating of the Company’s long-term senior unsecured, non-credit enhanced debt. Eurodollar Rate Borrowings bear interest at (x) the LIBO rate for deposits in US Dollars with a term equivalent to the interest period for such borrowing, multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”), plus (y) a margin of between 80 and 130 basis points, depending on the then-applicable rating of the Company’s long-term senior unsecured, non-credit enhanced debt. At the Company’s current credit ratings, the applicable margin would be 0.000% for a Base Rate Borrowing and 0.975% for a Eurodollar Rate Borrowing. In addition, the Company must pay a facility fee on the lenders’ aggregate commitments under the Credit Agreement ranging from 0.075% to 0.200% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee is 0.150% of the aggregate commitments of the lenders (regardless of whether any borrowings are outstanding). Any amounts that are not paid by the Company when due under the Credit Agreement are subject to the application of default interest rates. The Company may from time to time borrow, prepay (without penalty or premium) and reborrow amounts under the Credit Agreement, provided the Company complies with the notice and other requirements set forth in the Credit Agreement.

The Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including (i) limitations on the ability of the Company and its subsidiaries to incur indebtedness, dispose of assets outside of the ordinary course of business and enter into certain merger or consolidation transactions and (ii) two financial covenants: a “consolidated cash flow/fixed charges ratio” and a “consolidated funded indebtedness/cash flow ratio” (each as defined in the Credit Agreement). The fixed charges coverage ratio requires the Company to maintain a consolidated cash flow to consolidated fixed charges ratio of 1.5 to 1.0 or higher. The consolidated operating cash flow ratio requires the Company to maintain a consolidated funded indebtedness to consolidated operating cash flow ratio of 6.0 to 1.0 or lower.

The Credit Agreement contains customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other material indebtedness of the Company or its subsidiaries, (v) bankruptcy or insolvency events of the Company or its subsidiaries, (vi) unsatisfied judgments of the Company or its subsidiaries in excess of $100 million, individually or in the aggregate, outstanding for 30 days or more which are not being appealed or contested in good faith and (vii) a change of control of the Company (which includes The Coca-Cola Company and its subsidiaries ceasing to own at least ten percent of the outstanding capital stock of the Company). Upon the occurrence of an event of default under the Credit Agreement, the lenders may accelerate the maturity of the Company’s outstanding obligations thereunder.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement and all exhibits thereto, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description	Incorporated By Reference To

10.1	Second Amended and Restated Credit Agreement, dated as of June 8, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED

Date: June 11, 2018	By:	/s/ David M. Katz
David M. Katz Executive Vice President and Chief Financial Officer